Exhibit 23.8

22 December 2025

Riverstone Ltd.

Room 2304

23/F, Saxon Tower

7 Cheung Shun Street

Lai Chi Kok

Kowloon, Hong Kong

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Riverstone Ltd (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the industry report titled “Market Study of Fast Fashion Supply Chain Management Services” (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent industry reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary”, “Industry” and “Business” sections; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, and (vi) in other publicity and marketing materials in connection with the Proposed IPO.

We further hereby content to the filing as an exhibit to this registration statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company or for use of our data and information cited for the above-mentioned purposes.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

Name:	Terry Tse

Title:	Consulting Director